Exhibit 99.3

DXC Technology Board of Directors Announces Dividend Policy and Share Repurchase Program

TYSONS, Va., April 3, 2017 –The Board of Directors of DXC Technology (NYSE: DXC), the world’s leading independent, end-to-end IT services company, today made two announcements following its inaugural meeting.

DXC Technology is the new company formed by the merger of CSC with the Enterprise Services business of Hewlett Packard Enterprise. The company officially launched today.

The board approved the establishment of a share repurchase program for the new company with an initial authorization of $2.0 billion for future repurchases of outstanding shares of its common stock.

In addition, DXC announced a dividend policy targeting $0.18 per share at its next declaration date in June 2017 for the first fiscal quarter of 2018, and $0.72 per share for full year fiscal 2018 (representing a 29 percent increase over the dividend paid by CSC in fiscal 2017) in each case subject to customary board review and approval prior to declaration.

“DXC Technology is committed to creating value for its investors,” said Mike Lawrie, the company’s chairman, president and CEO. He added that the company has targeted approximately 30 percent of its available capital for return to shareholders in the form of dividends and share repurchases.

About DXC Technology

DXC Technology (DXC: NYSE) is the world’s leading independent, end-to-end IT services company, helping clients harness the power of innovation to thrive on change. Created by the merger of CSC and the Enterprise Services business of Hewlett Packard Enterprise, DXC Technology serves nearly 6,000 private and public sector clients across 70 countries. The company’s technology independence, global talent and extensive partner network combine to deliver powerful next-generation IT services and solutions. DXC Technology is recognized among the best corporate citizens globally. For more information, visit www.dxc.technology.

Forward-looking Statements

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements, including statements regarding DXC’s ability to complete the share repurchase transactions on the terms described in the press release and the amount and timing of any dividends, represent DXC’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the control of DXC. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including but not limited to DXC’s ability to consummate repurchases under the share repurchase program due to changes in DXC’s stock price, corporate or other market conditions and changes in DXC’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. For a written description of these factors, see the section titled “Risk Factors” in DXC’s registration statements on Form S-4 and Form 10 and any updating information in subsequent SEC filings. DXC disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

Contacts

•	Richard Adamonis, Corporate Media Relations, +1.862-.228.3481, radamonis@dxc.com

•	Neil DeSilva, Global M&A and Investor Relations, +1.703.245.9700, neildesilva@dxc.com